Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551

FOR IMMEDIATE RELEASE

August 6, 2003

James Harris Elected to

Coca-Cola Consolidated Board of Directors

Charlotte—Coca-Cola Bottling Co. Consolidated today announced that James Harris has been named to the Company’s Board of Directors. Mr. Harris is an Executive Vice President & CFO of MedCath Corporation, a publicly-traded company that owns and operates ten hospitals throughout the United States.

“We are very pleased to have an individual with such an extensive background in business and community affairs join our Board,” Coca-Cola Consolidated Chairman and CEO J. Frank Harrison III said. “James Harris is not only an outstanding individual, but a proven leader with a keen insight into business.”

Mr. Harris, 41, has been the CFO of MedCath Corporation since 1999. Prior to that, he was an Executive Vice President & CFO of Fresh Foods, Inc. from 1998 to 1999. From 1987 to 1998 he was with The Shelton Companies, Inc. where he served in various officer positions including Executive Vice President-Finance. Mr. Harris began his career in public accounting with Ernst & Young in 1984. Mr. Harris has an extensive community service record that includes chairing the Appalachian State University’s Walker College of Business Board of Advisors. He is also the Treasurer of the YMCA of Greater Charlotte.

Charlotte-based Coca-Cola Consolidated is the nation’s second largest Coca-Cola bottler with franchise territories in 11 Southeastern states.

—Enjoy Coca-Cola—